Exhibit 99.1

TIDEWATER ANNOUNCES SALE OF SIX VESSELS

NEW ORLEANS, March 14, 2005 – Tidewater Inc. (NYSE:TDW) announced today that it has entered into a Letter of Intent to sell up to six of its KMAR 404 class of Anchor Handling Towing Supply vessels. The sale price, if all six vessels are ultimately sold, will amount to $202,000,000 and result in a reported financial gain of approximately $80,000,000. The transaction, as structured, calls for multiple closings throughout 2005 on five of the vessels as they end existing charters. The sixth vessel will be sold during 2005 if certain conditions are attained. Culmination of the transaction is subject to the buyer’s inspection of the vessels and its securing adequate financing during the period ending April 1, 2005, and the parties entering into a definitive agreement by April 15, 2005.

“This opportunity, which was presented to Tidewater by an international group, reflects the overall improved level of drilling and exploration activity in the North Sea. If the transaction is successfully culminated, we will have monetized a portion of our prior investment in large deepwater Anchor Handling Towing Supply Vessels at an attractive price. Moreover, with the soon to be completed delivery of the second of our large Anchor Handling Towing Supply vessels from our Chinese new construction project, and the projected delivery of the balance of three more vessels scheduled during 2005, we will continue to own the necessary modern deepwater vessels to take advantage of international business opportunities as they continue to develop,” said Dean Taylor, Chairman and Chief Executive Officer of the company.

Tidewater Inc. owns and operates nearly 570 vessels, the world’s largest fleet of vessels serving the global offshore energy industry.

Contact: Keith Lousteau – (504) 568-1010